For the period ended July 31, 2003
File number 811-09999
Dryden Core Investment Fund


SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders


A meeting of the Fund's shareholders of Prudential Core Investment Fund (now known as Dryden Core Investment Fund) was held on July 2, 2003. The meeting was held for the following purposes:

(1) To approve the election of ten (10) trustees to the Board of Trustees, as follows:
    o David E.A. Carson
    o Robert E. La Blanc
    o Robert F. Gunia
    o Douglas H. McCorkindale
    o Stephen P. Munn
    o Richard A. Redeker
    o Judy A. Rice
    o Robin B. Smith
    o Stephen Stoneburn
    o Clay T. Whitehead

(2) To approve a proposal to permit the manager to enter into, or make material changes to, subadvisory agreements without shareholder approval.

(3) To permit an amendment to the management contract between PI and the Fund.

(4a) To approve changes to fundamental investment restrictions and policies, relating to: fund diversification.

(4b) To approve changes to fundamental investment restrictions and policies, relating to: issuing senior securities, borrowing money or pledging assets.

(4c) To approve changes to fundamental investment restrictions and policies, relating to: buying and selling real estate.

(4d) To approve changes to fundamental investment restrictions and policies, relating to: buying and selling commodities and commodity contracts.

(4e) To approve changes to fundamental investment restrictions and policies, relating to: fund concentration.

(4f) To approve changes to fundamental investment restrictions and policies, relating to: making loans.

(4g) To approve changes to fundamental investment restrictions and policies, relating to: other investment restrictions, including investing in securities of other investment companies.

(5) To approve amendments to the Fund's articles of incorporation or Declaration of Trust.



The results of the proxy solicitation on the preceding matters were:

                               VOTES        VOTES       VOTES
        MATTER                 FOR         AGAINST     WITHHELD   ABSTENTIONS
        --------------    -------------   ----------   --------   -----------
(1)     David E.A. Carson        6,280,242,095      --          --           --
        Robert E. La Blanc       6,280,242,095      --          --           --
        Robert F. Gunia          6,280,242,095      --          --           --
        Douglas H.
         McCorkindale            6,280,242,095      --          --           --
        Stephen P. Munn          6,280,242,095      --          --           --
        Richard A. Redeker       6,280,242,095      --          --           --
        Judy A. Rice             6,280,242,095      --          --           --
        Robin B. Smith           6,280,242,095      --          --           --
        Stephen Stoneburn        6,280,242,095      --          --           --
        Clay T. Whitehead        6,280,242,095      --          --           --

(2)     Subadvisory
         Agreements              6,280,242,095      --         --            --

(3)     PI                       6,280,242,095      --         --            --

(4a)    Fund Diversification     6,280,242,095      --         --            --

(4b)    Issuing Senior
         Securities,
         Borrowing Money or
         Pledging Assets         6,280,242,095      --         --            --

(4c)    Buying and Selling
         Real Estate             6,280,242,095      --         --            --

(4d)    Buying and Selling
         Commodities and
         Commodity Contracts     6,280,242,095      --         --            --

(4e)    Fund Concentration       6,280,242,095      --         --            --

(4f)    Making Loans             6,280,242,095      --         --            --

(4g)    Other Investment
         Restrictions            6,280,242,095      --         --            --

(5)     Amendments               6,280,242,095      --         --            --


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